Exhibit 10.20
     CONTRACT OF LEASE entered into by and between Parque Industrial Internacional Mexicano, S.A. de C.V. (hereinafter referred to as “LESSOR”), an organization with its principal place of business in Ciudad Juarez, Chihuahua, Mexico, herein represented by Alberto Chretin Castillo, in his capacity as General Director, and by Electrocomponentes de Mexico, S.A. de C.V. (hereinafter referred to as “LESSEE”), an organization with its principal place of business in Ciudad Juarez, Chihuahua, Mexico, represented herein by Mr. Bernard Boone, in his capacity as General Manager, in accordance with the following declarations and clauses:
DECLARATIONS
1. The LESSOR, through its legal representative, declares:
a) Whereby, it is a Mexican organization duly constituted under the General Law of Corporations with its principal place of business in Ciudad Juarez, State of Chihuahua, Mexico.
b) Whereby, it is the owner and in complete possession of a lot of land with the approximate surface area of 19,116.86 square meters (approximately 205,772 square feet), located at Ave. Valle del Cedro No. 1520 in the Parque Industrial International Mexicano (“INTERMEX”), in Ciudad Juarez, State of Chihuahua, Mexico, as well as the industrial building that was previously constructed by LESSOR on said land, the building identified as CJS-IN-3, which has the surface area of 6,409.13 square meters (approximately 68,987.23 square feet).
c) Whereby, it intends to enter into this Contract of Lease with LESSEE under the terms and conditions herein mentioned.
d) Whereby, it and its representative have that necessary power and authority to enter into this contract, which have not been limited or revoked.
e) Whereby, the land and building referred to in recital 1b) above, is described in the plan that is attached to this contract as Addendum “A”, and hereinafter referred to individually as the “Land” and the “Building” respectively, and referred to collectively as the “Leased Property”
f) Whereby, it intends to lease the Leased Property to the LESSEE, binding itself under the terms and conditions of this contract
g) Whereby, a material inducement for entering into the present contract is that the completion of the obligations described herein has been guaranteed by LESSEE through the guaranty referenced in the twenty-first clause herein.
II. The LESSEE, through its legal representative, declares:
a) Whereby, it is a Mexican organization duly constituted under the General Law of Corporations with its principal place of business in Ciudad Juarez, State of Chihuahua, Mexico.

b) Whereby, it intends to be in temporary use and possession of the Leased Property by and through this Contract of Lease, in the present condition and subject to the terms and conditions mentioned herein.
c) Whereby, it and its representative have that necessary power and authority to enter into this contract, which have not been limited or revoked.
III. The parties, through their legal representatives, declare:
a) Whereby, in entering into this contract, there has not been mistake, malice or violence or bad faith between them.
     In consideration of the foregoing declarations, the parties agree to the following:
CLAUSES
FIRST- LEASE OF THE LEASED PROPERTY
     The LESSOR by and through this instrument gives a lease to the LESSEE and the LESSEE accepts the lease of the Leased Property in the present condition, along with all rights-of-way and easements on the same, under the terms of this Contract.
SECOND- CONTROL OF THE LEASED PROPERTY
     The LESSOR has the right of exclusive use of the Leased Property for industrial ends and guarantees that the LESSEE will take that use and quiet enjoyment of the same. Equally, the LESSOR and LESSEE agree to the stipulation that by Article 2308 of the Civil Code of the State of Chihuahua, this Contract of Lease will survive in spite of an adjudication that results in an encumbrance or mortgage on the LESSOR and the failure to pay such encumbrance or mortgage will not affect the terms of this Contract, or any of its extensions, and any modification to such mortgages. New mortgages on the Leased Property shall contain a stipulation that recognizes the existence and duration of this Contract and the right to extend, if the rights can be agreed on by the party at the time that said mortgage is contracted by the LESSOR.
     The LESSEE wholly submits to the Protective Restrictions and Limitations, that have been established as obligatory and legal, promised by all tenants of the Parque Industrial INTERMEX. Said Protective Restrictions and Limitations have been attached to this Contract of Lease as Addendum “B” which has been duly signed by both parties and forms part of this Contract and the LESSOR and LESSEE declare that they know and agree that they are obligated by all its terms.
     The LESSOR manifests that in this moment the Leased Property conforms with and is not in violation of the Protective Restrictions and Limitations or any other Federal, State or Municipal law.
THIRD- TERM AND SURRENDER OF THE LEASED PROPERTY
     Surrender of the Leased Property: The LESSOR agrees to surrender to LESSEE the Leased Property on the first of September of 2002.

     Term: The initial term of this contract will be for a period of two (2) years that begin on the first of September 2002 and end on 31 of August 2004 (hereinafter the “Initial Term”) and this is binding on both parties.
     If the LESSEE breaches any of its contractual obligations under the terms of this Contract and does not remedy said breach within 10 (ten) working days after the receipt of written notice of the breach provided by LESSOR to LESSEE, the LESSOR may elect without prior judicial declaration, to end this contract of lease and/or require the LESSEE to pay rent owed to the LESSOR for the entire term of the instant Contract and under the terms of the same, as well as all of those costs and expenses generated by LESSEE’s breach of its obligations under the terms of the instant contract. The Guarantor and LESSEE will be obligated to pay the remaining rents if the contract of lease is terminated due to a breach attributable to the LESSEE.
     Extensions of the term of the lease. The LESSEE will have 2 (two) options to extend the term of the present lease by 2 (two) years each time, under the terms and conditions of the instant Contract. Each option to extend should be exercised by the LESSEE by sending written notice to LESSOR via certified mail, with proof of receipt, at least 180 (one-hundred and eighty) calendar days prior to the date of termination of the valid term of the lease.
FOURTH- PRICE OF THE LEASE
     Price. The LESSEE will pay LESSOR as price for the lease on the Leased Property the amount of $5.60 (five dollars and sixty cents) legal U.S. tender per square foot per year, plus the corresponding added-value tax (IVA), or the monthly amount of $32,194.04 (thirty-two thousand one-hundred and ninety-four dollars and four cents) legal U.S. tender plus added-value taxes (IVA).
     After the second year of the term of the lease and annually thereafter, including in the extensions, if any, the rent will increase by the same percentage as the Consumer Price Index of the United States of America increased in the twelve months immediately before. However, in no event will the rent decrease in the following year.
     Payment. The monthly Rent agreed to herein shall be paid in advance during the first five business days of each month during the term of the instant contract, precisely in dollars as legal tender from the United States of America.
     In the event that the LESSEE does not fulfill its payment obligations agreed to herein, and without prejudice to the rights of the LESSOR contained in the instant contract and under law, the LESSEE agrees to pay interest-based late charges at an annual rate of 18% from the third business day of the month until the date that payment is made.
     The LESSOR shall provide to LESSEE an official bill that complies with Mexican fiscal requirements. The price of the lease, paid during the term of the lease, shall be paid at the address of the LESSOR, as indicated herein or in whatever place and/or to whichever person as the LESSOR will inform the LESSEE in writing with at least 15 (fifteen) days notice.

     The parties agree that there is no reason that the LESSEE should re-tender the rent payments.
FIFTH-USE OF THE LEASED PROPERTY
     The LESSEE shall use the Leased Property for general offices, a warehouse, manufacturing, packaging, storage, services, repairs, engineering, sales, demonstration of products, training of employees, additional warehouse, vehicle parking, and all other uses associated therewith or related to the operations of manufacturing, equipment or materials, or any type of assembly or production, warehousing and offices or any other activity related to the commercial operations of LESSEE. The chemical and fishing industries remain operations that are prohibited on the Leased Property and the LESSOR guarantees that there are no city laws or any other prohibition that would impede access to or use of the Leased Property for the purposes agreed to in the instant Contract, with the exception of the Protective Restrictions and Limitations that have been attached. The LESSEE shall use the materials necessary for the manufacture of its products, which could include dangerous materials which use thereof has been authorized by the appropriate authority, and LESSEE shall be absolutely and exclusively responsible for compliance with the legal disposal and applicable norms for storage of the same, without violating the provisions of the Protective Restrictions and Limitations.
     The LESSOR will provide the LESSEE with written notice and, if necessary, will obtain the consent of the LESSEE and of all of the tenants of the Parque Industrial INTERMEX, relating to any change or modification to the Protective Restrictions and Limitations.
     In all cases, the LESSEE shall carry out its operations on the Leased Property in strict compliance with all Federal, State and Municipal law.
     In any event, the LESSEE agrees to maintain the Leased Property and/or the LESSOR free from any liability, obligation, loss, property damage, fine, warning, action, litigation, cost, charge or expense that could be imposed on the Leased Property and/or indirectly on the LESSOR by actions or omissions of the LESSEE that could constitute a violation of the aforementioned articles.
SIXTH- MODIFICATIONS
     The LESSEE may not change the basic structure, the exterior appearance or the basic facilities of the Leased Property, nor may it carry out any major alteration without prior written authorization from the LESSOR, such authorization will not be denied unreasonably. The LESSEE is authorized to carry out minor alterations or modifications to the Leased Property, at its own cost and risk, as long as it does not alter the structure of the Building. In any event, the LESSEE shall notify the LESSOR and the insurance company insuring the risk on the Leased Property before beginning any construction or modification, in a way in which the latter can determine the risk that such alterations present.
     All items and/or equipment of any kind that have been installed on the Leased Property by the LESSEE, whatever they may be, either permanently fixed or not, shall remain the property of the LESSEE, and shall be removed by the LESSEE at its cost, at the expiration or termination of this Contract or of any renewal or extension of the same, unless the LESSEE at the expiration or termination of this Contract of Lease or any renewal or extension of the same, receives written confirmation from the LESSOR, beforehand, and in each specific case, that the improvements made to the Leased Property may remain on said property at the expiration of the contract, if and when, the LESSEE at its own cost and on its own account, repairs any damage caused to the Leased Property and unoccupies the Leased Property in the same condition it was surrendered, except for deterioration for normal use, in good condition, presentation and cleanliness.
     At the expiration of this Contract, all the permanent improvements made to the Leased Property by the LESSEE shall form part of the Leased Property at no cost to the LESSOR.
SEVENTH- ASSIGNMENT AND SUBLEASE
     The LESSEE shall not sublease the Leased Property or assign this Contract of Lease without obtaining prior written authorization from the LESSOR, such authorization will not be denied unreasonably.
     The LESSEE shall sublease the Leased Property or assign this contract without prior written authorization from the LESSOR to any of its affiliates or subsidiaries, in which case, the guaranty set forth in the twenty-first clause of the instant Contract shall continue as valid.
     Notwithstanding the foregoing, the LESSEE shall sublease the Leased Property or assign the contract to any organization that is directly or indirectly related to the LESSEE, and will submit for consideration to the LESSOR all the information called for in the sublease and/or assignment, as if the new grantee organization and the LESSEE must obtain from LESSOR authorization for the new grantee organization to act as grantee of the sublease or of the assignment. In any case, the LESSEE shall obtain and provide to LESSOR, before the date the sublease or assignment takes effect, a copy of the corresponding contract, and the new guarantee acceptable to the LESSOR and its creditors, as they may be. Said guaranty shall be valid and effective as of the date that the contract of sublease and/or assignment takes effect and from the date that the LESSOR receives from the LESSEE a copy of said documents as mentioned above, along with the duly executed guarantee.
EIGHTH- GUARANTEE, MAINTENANCE AND REPAIRS
     The LESSOR will be responsible only for maintenance of the structural integrity of the following: columns, floor tiles, exterior walls, foundations and the cement structural pieces that support the metal sheets of the roof. The LESSOR shall not be responsible for any other maintenance or repairs.
     The LESSEE will be responsible for all the other repairs, replacements and necessary maintenance required on the Leased Property, including, but not limited to, the substation, cistern and gardens and excluding the responsibilities of the LESSOR as indicated above.
     The LESSOR shall not undertake any repairs that become necessary as a result of the negligence of the LESSEE, its employees, agents or visitors.

     After receiving written notice from the LESSEE, in relation to the repairs to be carried out, the LESSOR shall proceed diligently to carry out said repairs on its own account and with minimum interference to the LESSEE in its normal use of the Leased Property.
     The parties agree that the LESSOR will have unrestricted access to the Leased Property, in order to carry out inspection visits to verify that the LESSEE has fulfilled its obligations relating to maintenance, repairs and replacements. The LESSOR will advise LESSEE in writing of its visit no less than five (5) business days before the visit.
NINTH- RESPONSIBILITIES OF THE PARTIES
     The responsibilities of the LESSOR and LESSEE shall be guided by the following stipulations:
     1. The LESSOR or the LESSEE, respectively, will be responsible for damage caused to the Leased Property by its own fault or negligence, or that of its agents, employees or visitors, except for the loss covered by insurance as set forth by the terms of the tenth clause below.
     2. In the case that the Leased Property is damaged or destroyed partially or completely by a cause attributable to the LESSOR and said damage or destruction impedes the use of the Leased Property by the LESSEE, the rent paid by LESSEE to LESSOR as set forth in this Contract, for the duration of the period during which the damage, repair or restoration continues, shall be reduced by the proportion by which LESSEE’s use of the Leased Property has been impeded. Except for this stated reduction, all other obligations of the LESSEE as set forth in this Contract must be completed by LESSEE, and by this, it shall not have any claim against the LESSOR for any damage or prejudice suffered due to any such destruction, damage, repair or restoration.
     If LESSEE’s use of the Building that forms part of the Leased Property is totally impeded, or impeded to the point that the LESSEE cannot use it for the purposes described herein, LESSEE shall not pay rent during the time that it cannot use the Building.
     If the Leased Property is damaged or destroyed by a cause attributable to the LESSEE, the LESSOR agrees to restore the Leased Property so that the LESSEE may use it for the purposes mentioned in this Contract.
     However, if the Leased Property is completely destroyed or the destruction exceeds 75% of the insured value of the Building at the time, and such destruction is due to a fortuitous cause or higher force, the LESSOR and the LESSEE shall have the right to elect not to rebuild and in that case, this Contract terminates, without further liability of the parties.
     The percentage of insured value referred to above, shall be determined by a claims adjuster from the insurance company that provides the insurance described in the tenth clause of this Contract.
     If the Building cannot be reasonably restored within 12 (twelve) months, the LESSOR and LESSEE have the complete right to terminate this Contract of Lease without any further liability of the parties.

     3. If the Leased Property is damaged totally or partially and said impediment is imputed to the LESSEE, its agents, employees or visitors, the instant contract will continue in effect in all its terms and the LESSEE will continue to pay rent, either directly or through corresponding insurance, as if it were using the Building, except that a loss covered by rent insurance may pay all rents in full.
     4. In the case that the parties do not agree that the amount of the reduction of the rent conforms with the instant clause, each of the parties shall designate an expert, and if both experts do not agree, the experts shall designate a third expert. The resolution of the majority of the experts will be definite and binding for the parties. If the parties agree to designate only one expert, the decision of that expert will be definite and binding.
     5. The responsibilities of the parties that are set forth in this Clause will be subject to the terms of the tenth clause of this Contract.
     6. The LESSEE shall be responsible for broken glass on the Leased Property, unless it was caused by the LESSOR.
TENTH- INSURANCE
     The parties to this contract of lease specifically agree that:
     1. During the term of this Contract, the LESSOR will contract on behalf of the LESSEE for an insurance policy covering the Leased Property, of the kind and quantity described herein. The LESSEE shall pay the LESSOR the fees corresponding to the premiums and any deductible. The LESSEE agrees to reimburse LESSOR annually, beforehand and at one time, for the fees associated with the premiums of the insurance policy no more than five (5) days after the date that a formal bill is presented, corresponding to:
     i) Insurance that covers any loss or damage caused by fire, lightening, explosion, hurricane, hail, planes, vehicles, smoke, earthquake, volcanic eruption, flood and water damage, strikes, revolutions, protests, vandalism or any other present or future risk covered by the clause titled “All Risks” in Mexico, including, but not limited to, coverage for debris removal, exteriors, errors or omissions, machine damage, and in sufficient amounts to provide that the LESSOR and LESSEE will be coinsured in the applicable policy, in any case and at any time, in an amount no less than 100% (one-hundred percent) the replacement value of the Leased Property.
     ii) Liability insurance that covers claims for injury or death and damage to property in the minimum amount of $1,000,000 dollars USD, per occurrence
     iii) Insurance against loss or damage caused by failure of the boiler (or compressor) or by an internal explosion of the boiler (compressor) that covers any high pressure boiler installed on the Leased Property in an amount reasonably and periodically required by the LESSOR; and
     iv) Insurance that covers consequential losses of value of the rent or other expenses, that covers risk of loss of rent caused by any of the risks covered in this Clause and for the amount of the rent, taxes and premiums of the insurance policy required herein for a period of twelve months.
     2. The insurance required in this Clause will be issued by a company authorized to carry out such business in Mexico.
     3. All the insurance policies required shall be held in the name of the LESSOR as insured and relate to the Leased Property. All the insurance policies issued according to the terms of this contract, will contain the standard clause of mortgage in favor of the mortgage creditors on the Leased Property.
     4. Each insurance policy, or certificate of the same issued under this Clause, shall contain an agreement that said policy will not be cancelled without written notice to the LESSOR and the LESSEE at least thirty (30) days before cancellation, and declaring that any loss payable to the LESSOR on its interest in the Leased Property under the policy will be payable, not withstanding any act or negligence by the LESSEE.
     5. In the case that a catastrophe occurs on the Leased Property, the LESSEE shall:
     a. Immediately advise the LESSOR in writing
     b. Continue to pay rent until the catastrophic cause has been defined and the insurance company has paid the corresponding amounts covering the damage or destruction
     c. Provide LESSOR, its employees, agents, experts or inspectors immediate and unlimited access to the Leased Property as well as provide statements to the LESSOR of persons present on the Leased Property
     d. Provide to LESSOR a copy of any affidavit provided by the LESSEE to any competent authority within five days of the date of the catastrophe.
     6. The amounts paid by the insurance company for the damage or destruction, minus the actual cost, fees or expenses, if any, that are incurred during the insurance coverage process, will be paid to the LESSOR by the LESSEE, per its respective interests under this contract, with the objective to restore, repair and rebuild the Leased Property (with the exclusion of installations, materials, contents, equipment or improvements of the LESSEE) until, where possible, it is restored to its value, condition, and character as it was immediately before said damage or destruction.
     7. In order to restore, repair or rebuild the damage to the Leased Property, the parties will first use the funds provided by the insurance company to cover said repair or restoration, but if those amounts do not cover the total cost of the repair or restoration of the Leased Property, either the LESSOR or the LESSEE, whichever is the case, shall be responsible to pay the difference, according to its respective interest in the Leased Property.
     8. The LESSEE will insure all equipment, items, contents, materials and improvements that it has effected on the Leased Property.

ELEVENTH- SUBORDINATION
     The LESSEE agrees, at the request of the LESSOR, to subordinate this Lease Contract including any extension to any mortgage on the Leased Property entered into by the LESSOR, always assuming that the LESSOR shall require any mortgage creditor on the Leased Property to agree not to disturb the possession or other right of the LESSEE under this Contract, in so much as the LESSEE continues to fulfill its obligations under the same. In the case that title to the property is passed to said mortgage creditor through a judicial mortgage foreclosure or in any other manner, said mortgage creditor will accept the LESSEE as lessee of the Leased Property under the terms and conditions of this Contract and shall fulfill the obligations of the LESSOR under this Contract (but only while continuing as the owner of the Leased Property). The LESSEE agrees to recognize said mortgage creditor or any other person who acquires title to the Leased Property, as lessor. The LESSEE and the LESSOR agree to formalize, subscribe and provide any instrument necessary to carry out the foregoing agreements.
TWELFTH- DEPOSIT OF GUARANTEE
     The LESSEE shall deposit with the LESSOR on the date of signing the instant contract, the amount of $50,000 (fifty thousand dollars), United States legal tender, (“Deposit of Guarantee”) as a guarantee that LESSEE will loyally complete its obligations described herein. If the LESSEE breaches by failing to pay rent or any other charge by which it is bound to pay under this contract, or breaches in any way any term of the lease, the LESSOR shall use all or part of the Deposit of Guarantee to pay that rent or other charges that have not been fulfilled, or for payment of any other amount that LESSOR is obligated to pay as a result of the LESSEE’s breach, or to compensate for damages or prejudices that LESSOR has suffered as a result of the above, in accordance with the stipulations in the fourth clause of this Contract. If the LESSOR uses all or part of the Deposit of Guarantee to satisfy the aforementioned breaches, the LESSEE shall, within five (5) days after a written request, provide cash payment to LESSOR a sufficient amount to reconstitute the Deposit of Guarantee to the initial amount listed above. At the expiration of the term of the lease and promptly after the LESSEE has unoccupied the Leased Property and the LESSOR is in possession of the same, the LESSEE shall provide to LESSOR a no-debt certificate from each of the utility companies providing utilities to the Leased Property, and if the LESSEE has no outstanding obligations, the LESSOR shall repay the Deposit of Guarantee to the LESSEE or the amount that has not been applied by the LESSOR, without paying interest to the LESSEE.
THIRTEENTH- INDEMNIFICATION
     With respect to the Leased Property, the LESSOR agrees to indemnify, defend and hold harmless LESSEE against any claim for bodily injury or property damage that could be brought against the LESSEE during the term of the lease, that arises from the negligence or illicit conduct of the LESSOR, its servants, employees, agents, assigns, representatives, professionals or invitees. Similarly, the LESSEE agrees to indemnify, defend and hold harmless LESSOR against any claim for bodily injury or property damage that could be brought against the LESSOR during the term of the lease, that arises from the negligence or illicit conduct of the LESSEE, its servants, employees, agents, assigns, representatives, professionals or invitees.

FOURTEENTH- SIGNS AND ANNOUNCEMENTS
     The LESSEE shall have the right to place on the Leased Property or to install on the exterior of the Building its corporate logotype or any other signage/announcement that it requires for its operation, including announcements seeking personnel. No other signage/announcement shall be placed on the Leased Property without written authorization from the LESSOR, such authorization will not be denied unreasonably. The LESSOR shall have the right to place announcements of “For Sale” or “For Rent” on the Leased Property during the last one-hundred and eighty (180) days of the term of the Lease. The placement of signage/announcements shall be subject to the Protective Restrictions and Limitations attached hereto as Addendum “B”.
FIFTEENTH- TAXES AND UTILITIES
     The LESSEE shall be responsible for all taxes caused by the Leased Property and/or the Contract of Lease (including, but not limited to, the Added-Value Tax (IVA) and the real property tax), derived from entering into the instant contract, with the exception of Rent Taxes and Active Taxes, that the Federal Government imposes on LESSOR or its successors.
     The LESSEE or LESSOR shall initiate appropriate legal proceedings in the name of LESSOR, LESSEE or both, in order to oppose the legality of the imposition of any encumbrance on the Leased Property or for any amount that results in taxes, in order to recoup the payment of the same. Each party shall cooperate with the other with respect to the procedures as is reasonably necessary. The net amount of any tax that is recovered after payment of the fees or expenses related to the same should be given back to the party that paid it.
     The LESSOR declares that the infrastructure and the necessary installations to connect the Building to the necessary utilities such as drainage, water, telephone, and electric shall be available in the Building when surrendered to LESSEE. Said installations shall serve the Building and the utilities shall be measured separately. The LESSEE is responsible to contract for the connection and payment of said utilities that it may use and is responsible for the expenses related to the same (including, but not limited to, charges, fees, cooperative rights, deposits and charges for connection and for use).
SIXTEENTH- RETURN OF THE LEASED PROPERTY
     In the case that the Contract of Lease should not be extended before the date of termination, the LESSEE shall, at the termination of the lease for passage of time or for any reason, return immediately possession to the LESSOR, and in the case that it does not immediately return possession, the parties expressly agree that this contract shall not be considered extended, renewed or implicitly reconstituted, however the LESSEE will be converted into a month-to-month lessee and shall pay monthly to LESSOR as price for the lease 150% (one-hundred and fifty percent) of the price of the lease paid in the immediately preceding month for the duration of the time that it retains possession.
     However, the terms of this Clause shall not be considered as LESSOR’s waiver of any right to retake possession as indicated herein, nor shall the receipt of said payments or any part thereof or any act of apparent affirmation of the tenancy serve to waive the right of LESSOR to recover the Leased Property.

SEVENTEENTH- ENVIRONMENTAL CLAUSE
     The LESSOR declares, agrees and guarantees that, in conformance with the environmental study Phase I, a copy of which is attached hereto and incorporated herein as Addendum “C”, the Leased Property is presently found clear of any spills, environmental accidents or final disposal, management or recycling of substances, materials or waste, including those that are considered dangerous under the terms of the General Law of Environmental Balance and Protection of the Environment, its regulations or by applicable Mexican Official Norms, and agrees to save, indemnify, defend and hold harmless the LESSEE from any liability, including fines that have been imposed for such acts or omissions, false declarations, or fraudulent representations of the LESSOR that have directly or indirectly led to said liabilities and/or fines.
     Similarly, the LESSEE declares, agrees and guarantees that from the date of execution of the instant Contract of Lease, it shall be free from, and not subject to, any spills, environmental accidents or final disposal, management or recycling of substances, materials or waste, including those that are considered dangerous under the terms of the General Law of Environmental Balance and Protection of the Environment, its regulations or by applicable Mexican Official Norms.
     Within 15 (fifteen) days of the termination or expiration of this Contract of Lease, the LESSEE will carry out at its cost and provide LESSOR a Phase I and Phase II environmental study and/or a Study of Abandonment of Site with a ground sample that shall verify that the Leased Property is free from contamination and/or other environmental problem. In the event that contamination is found on the Leased Property, the LESSEE shall have the obligation to clean, remediate, or overcome the situation at its own cost, and promptly after said remediation and clean up, obtain an opinion from an accredited laboratory in Mexico that the Leased Property is free from any contamination.
     Similarly, the LESSEE within the same period of 15 (fifteen) days mentioned in the preceding paragraph shall present to the environmental authority the documentation required to obtain the Archive Agreement and/or final resolution (or the equivalent document at the time of the termination or expiration of the lease) issued by the environmental authority in order to establish based on said documents that the Leased Property is free from contamination and that there is no pending administrative proceeding to be resolved on behalf of the LESSEE. In the event that there is a pending administrative proceeding left to resolve and the Archive Agreement cannot be obtained by the LESSEE, the LESSEE will notify the LESSOR of said situation, and agrees to keep the LESSOR informed about the resolution of said process, and until the resolution of the same, agrees to hold the LESSOR free from any liability, charge or obligation, expense, cost, or interest derived from the resolution of the pending administrative proceeding, without prejudice to the foreseeability in this contract of lease.
     The LESSEE agrees to save, indemnify, defend, pay and hold harmless the LESSOR against any liability including fines and/or interests that could be imposed on LESSOR due to the acts, omissions, false declarations, or fraudulent representations of LESSEE, that directly or indirectly result from said liabilities, fines and/or interests.

     Notwithstanding the terms of this contract, the parties agree that the obligations of the LESSEE derived herein shall continue while the LESSEE does not provide to LESSOR the Archive Agreement (or the equivalent document at the time of the termination or expiration of the lease).
     The LESSOR agrees that, at the LESSEE’s request in the event that the LESSEE requires for its operations or to conform with the applicable legal obligations, the construction of a warehouse for dangerous waste and/or a room for dangerous materials on the Leased Property, it shall construct at the LESSEE’s cost said warehouse with the characteristics and specifications that LESSEE requires and by the terms and conditions upon which both parties agree.
     In the event of a catastrophe on the Leased Property, the LESSEE agrees and is obligated to:
     a) Carry out the necessary activities to remove from the Leased Property the materials, waste, equipment or machinery in a prompt manner in order to proceed with the reconstruction of the Leased Property.
     b) Effectuate at its cost environmental studies and ground analysis that is necessary to determine the environmental impact that the catastrophe has had on the Leased Property, as well as the necessary clean up and remediation, that shall be carried out by a company previously authorized by the LESSOR and under the supervision thereof.
     c) Provide information about the contents of the Building, the production materials and the basic materials stored therein.
          The parties agree that the LESSOR shall have unrestricted access to the Leased Property and the documentation relevant to the environmental matters of the Leased Property in order to conduct inspection visits to verify that the LESSOR has fulfilled its obligations under the environmental laws.
EIGHTEENTH- RIGHTS OF THE LESSOR TO FULFILL THE OBLIGATIONS OF THE LESSEE
     If the LESSEE at any time fails to fulfill one or more of its obligations under this Contract, the LESSOR, ten days after providing written notice to the LESSEE (or without notice in case of an emergency) and without renouncing or freeing LESSEE of any of its obligations contained in this Contract, could, without obligation to do the same, take any action necessary in the name of the LESSEE to conform with the terms of this Contract, and could enter the Leased Property with the purpose to and in order to take such action, as necessary. All of the amounts reasonably paid by the LESSOR and all the costs and expenses incurred by the LESSOR in relation to fulfilling any of LESSEE’s said obligations, shall be paid by the LESSEE to the LESSOR within ten (10) days after receiving notice thereof.
NINETEENTH- RIGHT OF THE LESSEE TO FULFILL THE OBLIGATIONS OF THE LESSOR
     If the LESSOR at any time fails to fulfill one or more of its obligations under this Contract, the LESSEE, ten days after providing written notice to the LESSOR (or without notice in case of an emergency) and without renouncing or freeing LESSOR of any of its obligations contained in this Contract, could, without obligation to do the same, take any action necessary in the name of the LESSOR to conform with the terms of this Contract. All of the amounts reasonably paid by the LESSEE and all the costs and expenses incurred by the LESSEE in relation to fulfilling any of LESSEE’s said obligations, shall be paid by the LESSOR to the LESSEE within ten (10) days after receiving notice thereof.
TWENTIETH- LESSOR’S ACCESS TO THE LEASED PROPERTY
     The LESSEE shall permit the LESSOR and/or its authorized representatives to enter the Leased Property at any reasonable hour in order to inspect it and/or to carry out any work that may be required or that may be necessary by reason of the LESSEE’s failure to complete repairs or to carry out said work and LESSOR may initiate the same ten days after providing written notice to the LESSEE. Nothing set forth herein shall imply an obligation on behalf of the LESSOR to carry out said work, the completion of the same by the LESSOR shall not constitute a waiver of the LESSEE’s responsibility to effect the same. All LESSOR’s agents, employees and workers that enter the Leased Property are subject to LESSEE’s work regulations and rules, including, but not limited to, use of hair nets, aprons, glasses, etc.
TWENTY-FIRST-GUARANTEE
     On the date the instant contract is executed, the LESSEE shall obtain and provide to LESSOR a document in the same form as the document attached hereto as Addendum “D”, duly signed by a legal representative of Viasystems, Inc., an organization from the State of Delaware, USA and by a Notary Public and accompanied by a certificate that demonstrates the corresponding power and authority, by which Viasystems, Inc. shall become the only guarantor of this lease and the only guarantor of the organization to which this contract is assigned, in order to guarantee the exact fulfillment of any and all contractual obligations of the LESSEE in conformance with this contract of lease. Said guarantee shall be valid and binding for the term of the lease, including any modification and/or extension thereof. The LESSEE agrees to present to LESSOR, at its request, a copy of the most recent audited Annual Financial Reports of the guarantor company within 5 (five) days following the date the request for the same is made.
TWENTY-SECOND- NOTICE
     As it necessary or desirable to provide notice or requests from one party to the other as provided in this Contract, said notice or request should be provided in person or by registered or certified mail, with proof of receipt, and directed to:

LESSEE:	Electrocomponentes de Mexico, S.A. de C.V.
Parque Industrial Juarez y Chimeneas S/N
Parque Industrial Juarez
Ciudad Juarez, Chihuahua, Mexico
Attention: General Manager

LESSOR:	Parque Industrial Internacional Mexicano, S.A. de C.V.
Av. Parque Industrial Juarez, 3551
Cd. Juarez, Chih., Mexico 32 630
Attention: General Director

GUARANTOR:	Viasystems, Inc.
101 South Hanley
St. Louis, MO 63105
United States of America
Attention: General Counsel
TWENTY-THIRD-HEADINGS
     The parties mutually agree that the headings and titles of this Contract have been inserted only for convenience or reference and should not be considered or used in interpreting the same.
TWENTY-FOURTH- JURISDICTION
     When not otherwise specified in this Contract of Lease, the contract shall be interpreted according to the Civil Code and laws of the State of Chihuahua, United Mexican States, and both parties of the instant contract expressly submit to the jurisdiction of the courts of Ciudad Juarez, State of Chihuahua, United Mexican States, rejecting all other tribunals that could have jurisdiction by reason of present or future domicile or by any other reason. The terms of this clause shall not be applicable to any guarantee(s) executed by third parties or by parties related to the LESSEE in order to guarantee the fulfillment of LESSEE’s obligations.
TWENTY-FIFTH- TRANSLATION
     The LESSOR and the LESSEE agree that the present contract is entered into in Spanish, and in the event that a translation is required by any of the parties, they shall entered into an English translation of the same. In case of a discrepancy, the Spanish version will control.
TWENTY-SIXTH- COMMON AREAS AND MAINTENANCE EXPENSES
     The LESSOR shall pay for its proportional part of the common areas and maintenance of the Parque Industrial INTERMEX, as determined by the Committee of Plant Managers.
     IN WITNESS HEREOF, the signatory parties, through their duly authorized representatives, enter into this Contract of Lease in Ciudad Juarez, Chihuahua, Mexico on this 1st day of September of 2002.
“LESSOR”
Parque Industrial Internacional Mexicano, S.A. de C.V.
            /s/ Alberto Chretin Castillo
Mr. Alberto Chretin Castillo
General Director
“LESSEE”
Electrocomponentes de Mexico, S.A. de C.V.
            /s/ Bernard Boone
Mr. Bernard Boone
General Manager